Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

December 22, 2025

Splash Beverage Group, Inc.

1314 E Las Olas Blvd., Suite 221
Fort Lauderdale, FL 33301

Attention: William Meissner, President

Re: Registration Statement on Form S-1

Dear Mr. Meissner:

You have advised us that Splash Beverage Group, Inc. (the “Company”) is filing with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) relating a total of 7,765,238 shares of the Company’s common stock, consisting of shares of common stock issued or issuable upon conversion and exercise or otherwise pursuant to the following securities (the “Convertible Securities”): (i) certain shares of the Company’s Series A-1 Convertible Redeemable Preferred Stock, (ii) certain shares of the Company’s Series B Convertible Redeemable Preferred Stock, (iii) certain Class A Common Stock Purchase Warrants, (iv) certain Class B Common Stock Purchase Warrants, and (v) certain Original Issue Discount Secured Convertible Promissory Notes dated September 22, 2025, which the Registration Statement covers the sale or other disposition from time to time by the selling stockholders identified in the Registration Statement (the “Selling Stockholders”) of such shares of common stock.

In connection with the filing of the Registration Statement, you have requested that we furnish you with our opinion as to the legality of such shares as shall be offered by the Selling Stockholders pursuant to the Prospectus which is part of the Registration Statement.

In connection with this opinion, we have examined such documents and such matters of fact and law as we have deemed necessary as a basis for this opinion, including, but not limited to: (i) Registration Statement and the Prospectus included within the Registration Statement, (ii) the Securities Purchase Agreements and other Agreements pursuant to which the Convertible Securities were issued, (iii) the Certificate of Designations, Preferences, Rights, and Limitation of Series A-1 Convertible Redeemable Preferred Stock, (iv) the Certificate of Designations, Preferences, Rights, and Limitation of Series B Convertible Redeemable Preferred Stock, (v) the form of Class A Common Stock Purchase Warrants, (vi) the form of Class B Common Stock Purchase Warrants, (vii) the form of Original Issue Discount Secured Convertible Notes, (viii) the Company’s Articles of Incorporation and Bylaws, each as amended, minutes and unanimous consents of the Board of Directors, (ix) and other relevant corporate documents.

Based on the foregoing, and relying upon information and documents supplied by the Company, we are of the opinion that the 7,765,238 shares of common stock issuable to the Selling Stockholders, when issued in accordance with the terms of the Convertible Securities, will be validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect, and we express no opinion as to the applicability or effect of any other laws of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described herein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.